EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT

     As independent public accountants, we hereby consent to the use of our report on the consolidated balance sheets of Carriage Services, Inc. and subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 and our report on the balance sheets of the CNM Group as of December 31, 1996, and March 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the nine months ended December 31, 1996, and for the year ended March 31, 1996 (and to all references to our Firm) included in or made a part of this registration statement.

ARTHUR ANDERSEN LLP

Houston, Texas
May 19, 1998